Premier Alliance Announces Delay in Filing Form 10Q

Charlotte, NC – August 14, 2013 -- Premier Alliance Group, Inc., (OTCQB: PIMO) a leading provider of business performance, compliance and energy management solutions, today announced that the Company will not timely file its financial statements and related information included in its Form 10Q for the period ended June 30, 2013, because of non-cash accounting matters referenced in the SEC Form 8-K, filed with the Securities and Exchange Commission on August 9, 2013, a copy of which is attached.

During the preparation of its financial statements for inclusion in the SEC Form 10-Q for the three and six months ended June 30, 2013, the Company noted an unusual relationship between its Income before Income Tax and Income Tax Expense, which resulted in a Loss After Income Tax Expense.  The Company investigated the cause of this anomaly by examining the Income Tax Provision calculation, in accordance with FASB ASC 740.  The cause of this anomaly was found to be attributable to “Deferred Tax Expense” being recognized due to the change in valuation of the Derivative Liability, causing Derivative Income to be recognized.

Premier Alliance’s Chief Executive Officer, Mark Elliott stated that, “The adjustments from the correction of all errors are all non-cash adjustments, and will have no effect on the Company’s Liquidity, Working Capital, Working Capital Ratio or Results from Operating Activities during all of the periods to be restated.”  Mr. Elliott continued, “All of the adjustments relate to accounting rules regarding recording of liabilities called Derivatives, which represent detachable warrants issued to investors in our debt or preferred stock offerings.”

It is believed that the first derivative related error occurred during the three months ended March 31, 2011, and that the Company will have to restate its financial statements for prior periods before completing and filing its Form 10Q for the current period ended June 30, 2013.

The Company is working diligently with its auditors, counsel and regulatory authorities to address the matter in a timely and efficient manner, and to put processes and procedures in place to help ensure that financial reporting standards are enhanced going forward, and that our internal controls over financial reporting meet all regulatory requirements.

About Premier Alliance Group, Inc.

Premier Alliance Group, Inc. (OTCQB: PIMO) is a leading provider of business performance, compliance and energy management solutions with a focus on results that improve productivity, mitigate risk and maximize profits.  The firm provides 360° Intelligence Delivery, a holistic approach to meet client objectives, through the Professional Services and Solutions Groups. Premier currently has two major delivery verticals, Energy and Operational Risk/Compliance, which are being driven by increased energy mandates and requirements as well as other regulatory requirements which cross several industries. Premier’s Energy capabilities position us as a leading provider of energy efficiency and sustainable facilities solutions. This includes designing, engineering and installing disparate solutions and technologies that enable clients to reduce their energy costs and carbon footprint.  Premier’s Operational Risk/Compliance capabilities encompass Governance, Risk & Compliance (GRC) and Business Performance & Technology. Premier Alliance is headquartered in Charlotte, NC.  For more information, visit www.premieralliance.com.

Safe Harbor Statement

Certain information contained in this press release may be forward-looking. Actual results might differ materially from any forward-looking statements contained in this press release. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of Premier Alliance Group to be materially different from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms "believes," "belief," "expects," "intends," "anticipates" or "plans" to be uncertain and forward-looking.

Contact:
Capital Markets Advisor:
Merriman Capital, Inc.
Douglas Rogers
Managing Director
drogers@merrimanco.com

Company:
Premier Alliance Group, Inc.
Mark Elliott
Chief Executive Officer
melliott@premieralliance.com

8-K filing information

During the preparation of its SEC Form 10-Q for the Three and Six Months Ended June 30, 2013, the Company noted an unusual relationship between its Income before Income Tax and Income Tax Expense, which resulted in taking Income before Income Tax to a Loss After Income Tax Expense.  The Company  investigated the root cause of this anomaly by closely scrutinizing the Income Tax Provision Calculation in accordance with FASB ASC 740.  The cause of this anomaly was due to “Deferred Tax Expense” being recognized related to the change in valuation of the Derivative Liability.

The adjustments from all errors however, are all non-cash, and have no effect on the Company’s Liquidity, Working Capital, Working Capital Ratio or Results from Operating Activities. All of the adjustments relate to accounting rules regarding recording of liabilities called Derivatives, which represent the detachable warrants issued to the investors in our debt or preferred stock offerings.

As aforementioned, the Company determined that the cause of the anomaly described above was the result of “Deferred Income Tax Expense” being recognized relative to the derivative income for the Six Months Ended June 30, 2013. The Company did not feel this was proper and began research on this matter.  This accounting approach, both at initial issuance and on a recurring basis, from a “Deferred Tax” perspective, had been in place for some time, and had been through the audit of two different accounting firms, as well as having been through a field audit by the PCAOB.

Therefore at this point, we notified our Audit Firm, our Audit Committee, and engaged another accounting firm for further consultation.  After completing research, review of documentation, final consultation, and receiving the concurrence of our Audit Firm, the Company on Monday, August 5, 2013, determined that there were errors in the financial statements beginning with the 1st Quarter of March 2011 through March 2013 and Restatement would be required.

The specific errors discovered, which precipitated the above, was initially “two-fold”:

1.
At the Initial Recording of the Issuances of the Preferred Stock Offerings (only), the recording of the Derivative Liability at its Fair was properly recorded as a liability on the books and records; however, the Derivative Liability was “Tax Effected” and a “Deferred Tax Asset” was also recorded, with the differential being charged (or debited) to Additional Paid in Capital. This is Incorrect Accounting Application, for the entire amount of the Derivative Liability should have been charged (or debited) to Additional Paid in Capital; further,

2.
At each valuation date subsequent to initial recording, as the Derivative Liability either increased decreased (creating Derivative Expense or Income to the Statement of Operations), the “Deferred Tax Asset”, described in 1. above, was also adjusted to the statement of operations.

In addition, the Securities and Exchange Commission (SEC) in recent periods has taken a definitive position on the valuation of detachable warrants recorded as derivatives. Therefore, we have deemed it necessary to closely evaluate each warrant document to determine the proper valuation method to be utilized.

In addition, the Company has determined, that the 900,000 warrants associated with the Series B Preferred Stock issuance in 2010 were not recorded as a derivative liability at issuance, nor has any derivative income or expense been recognized since that time. These entries will be made at restatement.

Given the facts and circumstances outlined above:

1.	The Company will not be able to meet its filing deadline for the Form 10-Q for the Three and Six Months Ended June 30, 2013, which due date is August 14, 2013.
2.	The Company will be required to restate its previously issued Financial Statements for the following periods:
a.	March 31, 2011
b.	June 30, 2011
c.	September 30, 2011
d.	December 31, 2011
e.	March 31, 2012
f.	June 30, 2012
g.	September 30, 2012
h.	December 31, 2012
i.	March 31, 2013
3.	The Company has been in contact with the SEC in regard to all of the matters outlined above and is working closely with the SEC in meeting all requirements on a timely basis.
4.	The amount of the restatement is not determinable at this time.
5.
The Company, based on the errors described, and the restatements required, will have to disclose in the corrections to its previously issued Financial Statements that based on the above, “It has been determined that errors existed in accounting for income taxes and in valuation methodology for our derivatives, thus requiring restatement of previously issued financial statements.  In light of the weakness in internal controls over financial reporting giving rise to this error, the CEO and Principal Financial Officer concluded that the Company's disclosure controls and procedures were not effective as of the end of the period covered by this report.”

All of these matters outlined above have been discussed with the Company’s independent accountant, Cherry Bekaert, LLP, who was aware of the decisions made by management on a timely basis.